Exhibit 10.1
Personal & Confidential

Delivered via email

November 6, 2025 Rupert Campbell

Dear Rupert:

We are pleased to confirm your promotion with Crocs, Inc. (the "Company"), effective November 17, 2025 (the "Start Date"), on the following terms (the "Agreement"):

1.Title - Your new position will be EVP, Brand President, HEYDUDE, reporting to Chief Executive Officer Andrew Rees and based at our Westwood, Massachusetts office. Your position, location, duties and reporting relationships are subject to change in accordance with operational needs.

2.Compensation – As of the Start Date, your new base salary will be an annualized rate of $750,000.00, paid in bi-weekly increments, less applicable withholdings and deductions. Your salary is intended to pay for all hours worked during each pay period, regardless of your scheduled or tracked hours.

3.Short-term Incentive Plan - You remain eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2025 STIP plan year and beyond. The target discretionary bonus for your new position will remain 100% of your eligible earnings for the plan year, which is currently derived from the achievement of certain goals including brand and individual performance as set forth in the applicable scorecard. The STIP is subject to amendment or change at any time with or without notice.

4.Long-term Incentive Plan - You are eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) for the 2026 LTIP Plan year and beyond. Beginning with the 2026 grant, your target long-term incentive will be 160% of your base salary and will be discretionary based on Company and individual performance as set forth in the applicable scorecard. The LTIP is subject to amendment or change at any time with or without notice.

5.Sign On Restricted Stock Units Grant (RSUs) - Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the Start Date, the Company will grant you $1,200,000.00 in RSUs of the Company’s stock under the 2020 Crocs, Inc. Equity Incentive Plan. The RSU award will vest ratably, (33.3%) on the first anniversary of the Start Date, (33.3%) on the second anniversary of the Start Date, and (33.3%) on the third anniversary of the Start Date; provided that you must be employed by Company continuously to each such vesting date in order to vest in the portion of RSU award on such date. The RSU award is subject to you executing the applicable award agreements and to the terms and conditions thereof.

6.Benefits – You remain eligible to participate in Company benefits programs as before.

7.Severance – Should your employment terminate without Cause (as defined below), you will receive twelve (12) months' pay at your then current base salary, in a lump sum,

less applicable taxes and withholdings. In addition, you will be eligible to receive COBRA coverage for the term of the severance and executive outplacement at the EVP Level, all of which are conditioned upon signing the Company's Separation Agreement and General Release. You are not eligible to receive severance if you voluntarily resign your employment or are terminated for Cause.

For purposes of this Agreement, "Cause" means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of the Company; and (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness).

8.Change-in-Control Plan - So long as Crocs, Inc. maintains a Change-in-Control Plan (the "CIC Plan"), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan. You will receive an updated CIC Participation Agreement separately.

9.At-Will Employment - Your employment with the Company is at-will, meaning both you and the Company retain the right to end the employment relationship at any time, with or without cause and with or without notice. You further acknowledge that this Agreement does not guarantee employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.

10.Employee Obligations – A new Confidentiality, Non-Solicitation, Non-Competition and Assignment of Inventions Agreement (“Restrictive Covenants Agreement”) is being provided to you at the same time as this Agreement. It is a condition of employment in your new role that you execute this Restrictive Covenants Agreement prior to the Start Date.

11.Impact on Prior Offer Letter/Agreement. All of the terms and conditions of your previous Offer Letter/Agreement dated February 4, 2025, including, but not limited to, the Housing Allowance and other ancillary benefits described therein, that are not explicitly addressed and modified by text in this Agreement, remain in force and are explicitly incorporated herein.

12.Entire Agreement - This Agreement, along with the Restrictive Covenants Agreement, contains the entire understanding between the parties relating to your employment and, except as stated in Paragraph 11 above, supersedes all prior statements, representations or agreements, whether written or oral, made to you by any representative of the Company relating to your employment. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

13.Governing Law and Venue - The validity, enforceability, construction and interpretation of this Agreement are governed by the laws of the Commonwealth of Massachusetts. The parties also agree that in the event a dispute arises regarding this Agreement, the parties will submit to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts. You expressly waive any objection as to jurisdiction or venue in the state and federal courts located in Norfolk County, Massachusetts.

14.Miscellaneous - The obligations set forth in this Agreement will apply to any time during which you were previously engaged (including prior to the Start Date). Any subsequent change or changes in the terms and/or condition of your employment with the Company, including changes in your title, duties, salary or compensation, will not affect the validity or scope of this Agreement. Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law while preserving, to the maximum extent possible, the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement and all the remaining provisions of this Agreement will remain unimpaired. This Agreement is for your benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon your heirs, executors, administrators and other legal representatives. The Company may freely assign this Agreement without your consent. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

15.Validity Period - This offer of employment will be valid for a period of seven (7) days from the date hereof and lapse automatically if not accepted within said period by signing where indicated below.

We are delighted to confirm the terms of your promotion! If you have any questions, please feel free to contact me.

Sincerely,

Chasity Parhm

Chasity Parhm
Group Vice President, Global Total Rewards & HR Operations Crocs, Inc.

************************************************************************************************************ Please confirm your acceptance of this conditional offer and all of the terms above by providing your electronic signature where indicated below. You also agree that your electronic signature below has been adopted by you and is the legally binding equivalent of your handwritten signature.

Signed and Accepted by: /s/ Rupert Campbell

Date: 11/7/2025